Exhibit 99.1

CRISPR Therapeutics Provides Business Update and Reports Fourth Quarter and Full Year 2025 Financial Results

ZUG, Switzerland and BOSTON, February 12, 2026 – CRISPR Therapeutics (Nasdaq: CRSP) today reported financial results for the fourth quarter and full year ended December 31, 2025.

“As we close out the fourth quarter, CRISPR Therapeutics continues to make steady progress across a broad and increasingly mature pipeline,” said Samarth Kulkarni, Ph.D., Chairman and Chief Executive Officer of CRISPR Therapeutics. “We made meaningful advances across multiple clinical and preclinical programs, including encouraging data from zugo-cel in autoimmune disease and oncology, continued global uptake of CASGEVY, and important developments across our in vivo liver editing portfolio, and momentum in our siRNA collaboration with Sirius Therapeutics. At the same time, we continue to strengthen our platform capabilities to support long-term value creation. Together, these developments reflect continued execution across the portfolio.”

Recent Highlights and Outlook

Hemoglobinopathies and CASGEVY® (exagamglogene autotemcel [exa-cel])

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CASGEVY is approved in the U.S., EU, Great Britain, Canada, Switzerland, the Kingdom of Saudi Arabia (KSA), the Kingdom of Bahrain, Qatar, the United Arab Emirates (UAE), and Kuwait for patients 12 years and older with severe sickle cell disease (SCD) or transfusion-dependent beta thalassemia (TDT).
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CASGEVY generated fourth quarter 2025 revenue of $54 million and full year 2025 revenue of $116 million, reflecting continued growth in treated patients. 64 patients received infusions of CASGEVY during the year, including 30 in the fourth quarter. Globally, 147 people with SCD or TDT initiated the treatment process with their first cell collection during the year.
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Patient initiations and first cell collections increased nearly three-fold in 2025 compared to 2024, with continued momentum going into 2026.
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Access to CASGEVY continued to expand across key markets. As of year-end, approximately 90% of patients in the U.S. have reimbursed access to CASGEVY. CASGEVY is also reimbursed in the U.K., Italy, Austria, Denmark, Luxembourg, KSA, the Kingdom of Bahrain, the UAE, and Kuwait. Most recently, in January, Vertex secured reimbursed access for eligible patients with SCD in Scotland, consistent with the prior reimbursement agreement reached in 2025 for patients with TDT.
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At the American Society of Hematology (ASH) annual meeting in December 2025, positive pediatric data from the pivotal studies in children ages 5-11 years with SCD or TDT were presented and featured in the “Best of ASH” program. Global regulatory submissions in this age group are expected to begin in the first half of 2026. The U.S. Food and Drug Administration (FDA) awarded a Commissioner’s National Priority Voucher for this pediatric submission, supporting an expedited review once submissions are complete.
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CRISPR Therapeutics continues to advance its in vivo hematopoietic stem cell editing approach utilizing lipid nanoparticle (LNP)-mediated delivery through preclinical studies. This initiative has the potential to expand the addressable patient populations for SCD and TDT.

In Vivo Liver Editing

CRISPR Therapeutics continues to advance a diversified portfolio of in vivo gene editing programs leveraging its proprietary LNP delivery platform.

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The Company continues to advance CTX310®, targeting angiopoietin-related protein 3 (ANGPTL3), in Phase 1b clinical trials, prioritizing development in severe hypertriglyceridemia (sHTG) and refractory hypercholesterolemia. The Company expects to provide an update in the second half of 2026.
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Building on insights from CTX320™, the Company is advancing its next-generation LPA program, CTX321™. CTX321 incorporates an updated guide RNA that demonstrates approximately two-fold greater potency in preclinical testing while utilizing the same LNP delivery system. CTX321 is currently in IND/CTA-enabling studies, with an Lp(a) program update expected in 2026.
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CRISPR Therapeutics continues to advance several preclinical in vivo gene editing candidates, including:

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CTX460™, targeting SERPINA1 for the treatment of alpha-1 antitrypsin deficiency (AATD), is the first investigational candidate to emerge from the Company’s SyNTase™ editing platform. The Company expects to initiate a clinical trial for CTX460 in mid-2026.
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CTX340™, targeting angiotensinogen (AGT) for refractory hypertension, is currently in IND/CTA-enabling studies. The Company expects to initiate a clinical trial for CTX340 in the first half of 2026.

siRNA-based Programs

CRISPR Therapeutics’ small interfering RNA (siRNA)-based portfolio includes clinical-stage programs in cardiovascular and thromboembolic diseases, developed in collaboration with Sirius Therapeutics.

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CTX611 (SRSD107), a long-acting siRNA targeting Factor XI (FXI), is in an ongoing Phase 2 clinical trial in patients undergoing total knee arthroplasty (TKA). The Company expects to provide an update in the second half of 2026.
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The program has the potential to target a range of thromboembolic and clotting-related indications and represents a multi-billion-dollar market opportunity, including atrial fibrillation (AF), venous thromboembolism (VTE), ischemic stroke, cancer-associated thrombosis (CAT), thrombosis in chronic kidney disease (CKD), peripheral vascular disease (PVD), chronic coronary artery disease (CAD). CRISPR Therapeutics is expected to lead global Phase 3 development of CTX611 with Sirius Therapeutics responsible for development activities in greater China.
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CRISPR Therapeutics has the option to nominate up to two siRNA targets for research and development and expects to provide an update in 2026. For each target, CRISPR Therapeutics will fund research and retain opt-in rights to lead clinical development and commercialization. Sirius will be eligible to receive milestone payments and contingent payments, as well as tiered royalties.

Autoimmune Disease and Immuno-Oncology

Zugocabtagene geleucel (zugo-cel; formerly CTX112™) continues to advance in both autoimmune disease and hematologic malignancies.

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In autoimmune disease, Phase 1 clinical trials of zugo-cel are ongoing across multiple indications, including systemic lupus erythematosus (SLE), systemic sclerosis (SSc), and inflammatory myositis and a second Phase 1 trial in immune thrombocytopenia purpura (ITP) and warm autoimmune hemolytic anemia (wAIHA), with continued progress across studies. The Company expects to provide updates in the second half of 2026.
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In immuno-oncology, the Phase 1/2 clinical trial of zugo-cel in B-cell malignancies is ongoing. The Company expects to provide updates in the second half of 2026. Zugo-cel is also being evaluated in combination with pirtobrutinib in aggressive B-cell lymphomas under an existing collaboration with Lilly.
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CRISPR Therapeutics continues to leverage its proprietary lipid nanoparticle (LNP) delivery platform, mRNA, and conjugation capabilities to advance its in vivo CAR-T platform with potential applications in autoimmune disease and oncology.
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CRISPR Therapeutics’ autoimmune disease and immuno-oncology platforms are supported by a wholly-owned, GMP manufacturing facility located in Framingham, Massachusetts, which provides end-to-end production capabilities for its cell therapy portfolio and supports both clinical and future commercial supply.

Regenerative Medicine

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CRISPR Therapeutics continues to advance its regenerative medicine portfolio, including its efforts in diabetes. The Company is advancing CTX213™, a deviceless beta cell replacement product candidate consisting of unencapsulated precursor islet cells derived from edited induced pluripotent stem cells (iPSCs), for the treatment of Type 1 diabetes. CTX213 has demonstrated compelling preclinical efficacy via direct administration and is progressing towards the clinic. The Company expects to provide additional updates as development progresses.

Upcoming Events

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The Company will present at the upcoming events:
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Citi’s 2026 Virtual Oncology Leadership Summit

Date: Wednesday, February 18, 2026

Time: 10:45 a.m. ET

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TD Cowen 46th Annual Health Care Conference

Date: Monday, March 2, 2026

Time: 11:10 a.m. ET

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Leerink Partners Global Healthcare Conference

Date: Wednesday, March 11, 2026

Time: 1:00 p.m. ET

Fourth Quarter and Full Year 2025 Financial Results

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Cash Position: Cash, cash equivalents, and marketable securities were $1,975.8 million as of December 31, 2025, compared to $1,903.8 million as of December 31, 2024. The increase in cash was primarily driven by proceeds from the issuance of common shares, option exercise activity and interest income, offset by operating expenses.
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R&D Expenses: R&D expenses were $83.5 million for the fourth quarter of 2025, compared to $71.7 million for the fourth quarter of 2024. The increase in R&D expense was primarily driven by an increase in licensing fees.
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G&A Expenses: General and administrative expenses were $18.4 million for the fourth quarter of 2025, compared to $18.1 million for the fourth quarter of 2024.
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Collaboration Expense: Collaboration expense, net, was $53.7 million for the fourth quarter of 2025, compared to $10.4 million for the same period in 2024. In 2024, we exercised our option to defer specified costs under the CASGEVY program in excess of the deferral limit of $110.3 million under the amended collaboration agreement with Vertex. The year-over-year increase in collaboration expense reflects the absence of a comparable deferral in 2025.
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Net Loss: Net loss was $130.6 million for the fourth quarter of 2025, compared to a net loss of $37.3 million for the fourth quarter of 2024.

About CASGEVY® (exagamglogene autotemcel [exa-cel])

CASGEVY® is a non-viral, ex vivo CRISPR/Cas9 gene-edited cell therapy for eligible patients with SCD or TDT, in which a patient’s own hematopoietic stem and progenitor cells are edited at the erythroid specific enhancer region of the BCL11A gene. This edit results in the production of high levels of fetal hemoglobin (HbF; hemoglobin F) in red blood cells. HbF is the form of the oxygen-carrying hemoglobin that is naturally present during fetal development, which then switches to the adult form of hemoglobin after birth. CASGEVY has been shown to reduce or eliminate VOCs for patients with SCD and transfusion requirements for patients with TDT. CASGEVY is approved for eligible SCD and TDT patients 12 years and older by multiple regulatory bodies around the world.

About the CRISPR Therapeutics - Vertex Collaboration for CASGEVY

CRISPR Therapeutics and Vertex established a strategic research collaboration in 2015 to discover and develop therapies using CRISPR/Cas9 technology to address the underlying genetic causes of human disease. CASGEVY is the first approved therapy to emerge from this collaboration. Under an amended collaboration agreement, Vertex leads global development, manufacturing, and commercialization of CASGEVY and shares program costs and profits worldwide 60/40 with CRISPR Therapeutics. Vertex is the manufacturer and exclusive license holder of CASGEVY.

About In Vivo Programs

CRISPR Therapeutics has established a proprietary lipid nanoparticle (LNP) delivery platform to enable gene editing in the liver using both CRISPR/Cas9 and its novel, proprietary SyNTase™ editing technologies. The Company’s in vivo portfolio includes cardiovascular programs: CTX310 (directed towards angiopoietin-related protein 3 (ANGPTL3)), CTX340 (directed towards angiotensinogen AGT)), and CTX321 (directed towards LPA, the gene encoding apolipoprotein(a), a major component of lipoprotein(a) [Lp(a)]). CTX310, CTX340, and CTX321 are being developed for patients with heterozygous familial hypercholesterolemia, homozygous familial hypercholesterolemia, mixed dyslipidemias, or severe hypertriglyceridemia, refractory hypertension, and in patients with elevated lipoprotein(a), respectively. In addition, the Company’s disclosed development candidates includes CTX460™, directed towards SERPINA1 using SyNTase editing, for the treatment of alpha-1 antitrypsin deficiency (AATD).

About Zugocabtagene Geleucel (zugo-cel; formerly CTX112)

Zugocabtagene geleucel (zugo-cel) is a wholly-owned, allogeneic chimeric antigen receptor (CAR) T cell therapy product candidate targeting Cluster of Differentiation 19 (CD19), in development for both autoimmune and immuno-oncology indications. Zugo-cel is an off-the-shelf allogeneic CAR-T that utilizes CRISPR Cas9 for targeted gene knockout and CAR insertion for immune evasion and enhanced T effector cell potency. Zugo-cel is given following a standard lymphodepletion regimen without the need for HLA matching. Zugo-cel is being investigated in ongoing clinical trials in adult patients with systemic lupus erythematosus, systemic sclerosis, inflammatory myositis, immune thrombocytopenic purpura, and warm autoimmune hemolytic anemia, and in adult patients with relapsed or refractory B-cell malignancies.

About CTX611 (SRSD107)

CTX611 is a novel double-stranded siRNA, designed to target the human coagulation FXI messenger RNA and inhibit FXI protein expression being developed jointly with Sirius Therapeutics. Through modulation of the intrinsic coagulation pathway, CTX611 is designed to provide anticoagulant and antithrombotic effects with the potential to reduce bleeding risk. Supported by clinical experience to date, CTX611 is being developed as a long-acting FXI inhibitor with the potential to support infrequent, including semi-annual, subcutaneous administration.

About the CRISPR Therapeutics - Sirius Therapeutics Collaboration

CRISPR Therapeutics and Sirius Therapeutics entered into a strategic collaboration in 2025 to develop and commercialize novel small interfering RNA (siRNA) therapies for thromboembolic disorders and other serious diseases. The lead program, CTX611, is a long-acting siRNA targeting FXI. Under the agreement, the companies will co-develop CTX611 and share costs and profits equally. CRISPR Therapeutics will lead commercialization in the U.S., while Sirius will lead commercialization in greater China. The collaboration also provides CRISPR Therapeutics with the option to license up to two additional siRNA programs.

About CRISPR Therapeutics

Founded over a decade ago, CRISPR Therapeutics is a leading biopharmaceutical company focused on developing transformative gene-based medicines for serious human diseases. The Company has evolved from a pioneering research-stage organization into an industry leader, marking a historic milestone with the approval of CASGEVY® (exagamglogene autotemcel [exa-cel]), the world’s first CRISPR-based therapy, approved for eligible patients with sickle cell disease and transfusion-dependent beta thalassemia. CRISPR Therapeutics is advancing a broad and diversified pipeline across hemoglobinopathies, cardiovascular, autoimmune, oncology, regenerative medicine and rare diseases. The Company continues to expand its leadership in gene editing through the development of SyNTase™ editing, a novel and proprietary gene-editing platform designed to enable precise, efficient, and scalable gene correction. To accelerate and expand its impact, CRISPR Therapeutics has established strategic collaborations with leading biopharmaceutical partners, including Vertex Pharmaceuticals. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Boston, Massachusetts and San Francisco, California. To learn more, visit www.crisprtx.com.

CRISPR THERAPEUTICS® standard character mark and design logo, SyNTase™, CTX112™, CTX213™, CTX310®, CTX320™, CTX321™, CTX340™, CTX460™ and CTX611™ are trademarks and registered trademarks of CRISPR Therapeutics AG. CASGEVY® and the CASGEVY logo are registered trademarks of Vertex Pharmaceuticals Incorporated. All other trademarks and registered trademarks are the property of their respective owners.

CRISPR Special Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements made by Dr. Kulkarni in this press release, as well as regarding any or all of the following: (i) CRISPR Therapeutics preclinical studies, clinical trials and pipeline products and programs, including, without limitation, manufacturing capabilities, status of such studies and trials, potential expansion into new indications and expectations regarding data, safety and efficacy generally; (ii) data included in this press release, as well as the ability to use data from ongoing and planned clinical trials for the design and initiation of further clinical trials; (iii) CRISPR Therapeutics strategy, goals, anticipated financial performance and the sufficiency of its cash resources; (iv) plans and expectations for the commercialization of and anticipated benefits of CASGEVY, including anticipated patient access to CASGEVY; (v) regulatory submissions and authorizations, including timelines for and expectations regarding regulatory agency decisions; (vi) the expected benefits of its collaborations; and (vii) the therapeutic value, development, and commercial potential of gene editing technologies and therapies, including CRISPR/Cas9 and SyNTase, as well as other technologies. Risks that contribute to the uncertain nature of the forward-looking statements include, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in its most recent annual report on Form 10-K and in any other subsequent filings made by CRISPR Therapeutics with the U.S. Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

This press release also contains information regarding our industry, our business and the markets for certain of our product candidates, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Unless otherwise expressly stated, we obtained this industry, business, market and other data from market research firms and other third parties, including medical publications, government data and similar sources. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. This press release discusses investigational therapies and is not intended to convey conclusions about efficacy or safety as to those investigational therapies or uses of such investigational therapies. There is no guarantee that any investigational therapy will successfully complete clinical development or gain approval from applicable regulatory authorities.

Investor Contact:

+1-617-307-7503

ir@crisprtx.com

Media Contact:

+1-617-315-4493

media@crisprtx.com

CRISPR Therapeutics AG

Condensed Consolidated Statements of Operations

(Unaudited, In thousands except share data and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue:
Collaboration revenue	$—	$35,000	$—	$35,000
Grant revenue	864	691	3,510	2,314
Total revenue	864	35,691	$3,510	$37,314
Operating expenses:
Research and development	83,526	71,738	284,806	310,236
Acquired in-process research and development	—	—	96,253	—
General and administrative	18,399	18,124	73,542	72,977
Collaboration expense, net	53,703	10,417	213,480	120,667
Total operating expenses	155,628	100,279	668,081	503,880
Loss from operations	(154,764)	(64,588)	(664,571)	(466,566)
Total other income, net	24,765	27,977	86,606	103,901
Net loss before income taxes	(129,999)	(36,611)	(577,965)	(362,665)
Provision for income taxes	(614)	(700)	(3,634)	(3,587)
Net loss	(130,613)	(37,311)	(581,599)	(366,252)
Foreign currency translation adjustment	1	(87)	95	(21)
Unrealized (loss) gain on marketable securities	(166)	(8,638)	2,886	(52)
Comprehensive loss	$(130,778)	$(46,036)	$(578,618)	$(366,325)
Net loss per common share — basic	$(1.37)	$(0.44)	$(6.47)	$(4.34)
Basic weighted-average common shares outstanding	95,268,989	85,464,252	89,925,109	84,359,126
Net loss per common share — diluted	$(1.37)	$(0.44)	$(6.47)	$(4.34)
Diluted weighted-average common shares outstanding	95,268,989	85,464,252	89,925,109	84,359,126

CRISPR Therapeutics AG

Condensed Consolidated Balance Sheets Data

(Unaudited, in thousands)

	As of
	December 31, 2025	December 31, 2024
Cash and cash equivalents	$347,559	$298,257
Marketable securities	1,628,269	1,605,569
Working capital	1,836,551	1,849,350
Total assets	2,265,243	2,242,034
Total shareholders' equity	1,921,813	1,932,080